Exhibit 16.1

JOHNSON MILLER & CO., CPA’s PC Certified Public Accountants A Professional Corporation An Independent Member Of BDO Seidman Alliance	Midland, Texas Odessa, Texas Hobbs, New Mexico

November 21, 2010

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on November 21, 2010, to be filed by our former client, BPZ Resources, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/Johnson Miller & Co., CPA’s PC

Midland, Texas

550 West Texas, Suite 1000 • Midland, Texas 79701 • (432) 683-1835 (432) 563-5085 • Fax (432) 686-0571
audit@jmaudit.com